                                                                    EXHIBIT 10.1

COMPOSITE COPY



June 12, 2002




Mr. Richard H. Bogan
803 Whisperingbrook Drive
Newtown Square, PA  19073


Dear Richard:

It is my pleasure to confirm our offer to you to join R.J. Reynolds Tobacco Holdings, Inc. as Executive Vice President & CFO. We would like for you to begin work as soon as practical and will confirm a starting date following your acceptance of this offer. Your job level will be executive job level A.

As Executive Vice President & CFO, your new base salary will be $500,000 (or $41,666.67 per month). Your target bonus under our Annual Performance Unit Plan
(APU) will be 75% of your annual base salary. Attached is a description of the 2002 APU terms. For 2002, your actual award will be the full year 2002 calculated award, prorated for the period of active service from your employment date through December 31, 2002. For purposes of this plan, you will be deemed to have begun work here on July 1, 2002.

As soon as practical following your employment date, you will be paid a "sign-on" bonus of $250,000 (less applicable withholding amounts).

Under our Company's Long Term Incentive Plan (LTIP), you will receive a 2002 grant with an estimated target value upon vesting of $1.5 million. Following your employment, you will receive later this summer your LTIP grant that contains more detailed provisions about the 3-year vesting requirement and other 2002 LTIP provisions. In the future, you will be eligible to be considered for LTIP grants under the same circumstances and LTIP provisions as other senior executives of the Company.

Upon employment, you will be eligible for immediate coverage under our Company's Employee Benefits Plans. Additionally, you will participate in the Company's Flexible Perquisites Program as an executive job level A participant. This program will provide you $47,500 per year in cash (paid quarterly) and the use of a leased car with a purchase value of up to $29,999, although you can supplement the lease payments with this cash to get a car with higher value. This program will also provide you supplemental medical, dental, and business travel accident insurance. Through this program, you may purchase through the Company additional life insurance for yourself and your spouse as well as insurance on your personal automobiles and excess liability insurance.

Mr. Richard H. Bogan
Page 2
June 12, 2002


Provided that you remain employed by the Company for three years from your employment date, you will be paid at the end of the three years a special retention incentive bonus in the gross amount of $350,000. To secure this obligation, the Company earlier established an irrevocable trust and contributed funds it believes are sufficient to satisfy payments under the Special Incentive Program. Any payments to you under this program will come from the trust, with no recourse to the Company or its subsidiaries. If your employment terminates before your payment date, certain rules of the program apply. They are described in an attachment to this letter.

Lastly, the Company will provide to you substantial support under the terms and provisions of our relocation program for new executives. Accompanying this letter is a booklet outlining important details regarding relocation support.

In consideration of this offer of employment, you will be expected to sign the enclosed "Non-Compete, Non-Disclosure of Confidential Information, and Commitment to Provide Assistance Agreement". Further, in consideration for you entering into this agreement, you will be eligible for special severance benefits, the terms and conditions of which are set out below:

         - If during the course of employment with the Company or one of its affiliates, you are involuntarily terminated for any reason other than cause (as defined under the Company's Long Term Incentive Plan) you will receive two years pay (defined as Base Pay and Target Bonus at time of termination) payable over three years. These special severance benefits replace any compensation or benefits under the Company's standard Salary and Benefits Continuation ("SBC"). It is intended that you would not receive any less than the SBC obligation would provide, and the rules that determine eligibility for payment under SBC apply to this program.

         - In further consideration for this Special Severance Benefit, and should an involuntary separation ever occur, the Company will expect your cooperation in transitioning your responsibilities and will ask you, prior to the payment of any benefit, to sign a letter containing a release of claims and a reaffirmation of the attached Non-Competition, Non-Disclosure of Confidential Information and Commitment to Provide Assistance Agreement.

         - You acknowledge and agree that nothing contained in this agreement obligates the Company to employ you for any specific term.

Effective with your employment date, you will be approved as a participant in the R. J. Reynolds Supplemental Executive Retirement Plan ("SERP") and granted an additional 12 years of service thereunder. Your normal retirement under the SERP will be the first day of the month following your 60th birthday. Unless otherwise requested by the Company, you will retire at that date.

Our offer is contingent upon successful completion of our customary background check and post-offer, pre-employment medical examination, which includes testing for substance abuse.

Mr. Richard H. Bogan
Page 3
June 12, 2002


Following your acceptance of this offer, we agree that there will be no external announcement of your decision to join our Company prior to two weeks following the date of this letter. Such announcement may occur earlier, but only after we have obtained your consent.

The role that you have been offered represents a unique and significant opportunity for you to positively impact the future of R.J. Reynolds Tobacco Holdings, Inc. We have great confidence that you are well suited for this role and that you will make an outstanding contribution to our business.




                                              /s/ Ann A. Johnston
                                               ---------------------------
                                              Ann A. Johnston
                                              Executive Vice President
                                              Human Resources




Acknowledged and Accepted:




             /s/ Richard H. Bogan                          6/18/02
          ---------------------------                   -------------
             Richard H. Bogan                                Date



AAJ/nl

Attachments

cc:  Mr. Andrew J. Schindler (w/o attachments)